Exhibit 99.1

News Release	For Immediate Release

Contact: Jeff Laudin	April 18, 2013
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces First Quarter 2013 Results

Highlights:

•	First quarter sales increased 14%, operating income rose 43%.

•	First quarter net earnings increased 48%, fully diluted earnings per share climbed 47%.

•	First quarter Utility Support Structures Segment sales rose 25%, operating income increased 84%.

•	First quarter Irrigation Segment sales improved 25%, operating income increased 42%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported first quarter sales of $819.6 million compared with $717.4 million for the same period of 2012. First quarter 2013 operating income was $118.2 million versus $82.8 million in 2012. First quarter net income was $77.6 million versus $52.3 million in 2012, which resulted in an increase in quarterly diluted earnings per share from $1.96 in 2012 to $2.89 in 2013.

During the quarter, the Company divested a non-consolidated South African subsidiary. As a consequence, a $3.2 million benefit, ($0.12 earnings per share), was realized due to the release of certain deferred tax liabilities and corresponding reduction in tax expense. This reduced the first quarter corporate tax rate to 31.0%. On February 4, 2013, the Company acquired Australian based Locker Group, a manufacturer of perforated and expanded metal and access systems. In addition, the first full quarter of results from the December 2012 acquisition of Pure Metal, a Canadian galvanizing operation, were realized during the quarter. Management estimates the positive collective impact of the above items on first quarter revenue and diluted earnings per share were approximately $19.8 million and $0.07 per-share respectively.

First Quarter Review:

Two of Valmont’s segments, Utility Support Structures and Irrigation, each had 25% year-over-year sales increases. Sales growth was also realized in our Engineered Infrastructure Products and Coatings segments, in part due to acquisitions.

Quarterly operating income rose primarily due to increased volumes combined with favorable mix in the Utility Support Structures and Irrigation Segments, where strong demand allowed efficient use of our manufacturing facilities.

Quarterly operating income as a percent of net sales increased to 14.4% from last year’s 11.5%, driven by higher gross profit margins and volume leverage.

First Quarter Segment Review:

Utility Support Structures Segment (27% of 1st Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $239.6 million were 25% higher than 2012, driven by increased demand for transmission structures in North America, combined with higher international utility sales, which were largely driven by projects shipped during the quarter.

The greatest driver of North American demand is the ongoing expansion of the nation’s transmission grid. To increase the capacity of the grid while also improving its interconnectivity and reliability, electric utilities are making substantial investments in transmission infrastructure. Utility customers are drawing upon Valmont’s engineering capability and manufacturing capacity to support this substantial long-term undertaking. With 14 utility manufacturing facilities in North America, and a global network of large-pole plants, we believe Valmont is well positioned to maintain a leadership role as the utility industry continues to expand the grid.

The main drivers of international sales growth were utility structures demand in Australia, and project sales to developing markets.

Operating income rose 84% to $46.2 million, which represents 19.3% of sales. The increase in operating income was due to a favorable mix of sales and the positive impact of volume and SG&A leverage.

Irrigation Segment (28% of 1st Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales rose 25% to $244.7 million, primarily led by increased North American demand. Historically high crop commodity prices and farm income helped drive record first quarter sales. Following last summer’s severe drought in North America, heightened appreciation of the benefits of mechanized irrigation lent additional support to demand.

In international markets, sales increased, although at a lower rate than in North America. Strong global crop demand and historically high farm income levels contributed to the sales increase.

The long-term drivers for the irrigation market remain compelling. World population growth and dietary improvement create a need for increased food supplies. Limits to water availability create pressures on agriculture to reduce its share of water use. Valmont’s mechanized irrigation equipment helps address these global dilemmas by improving farm production and using water more efficiently.

Operating income grew 42% to $54.6 million and was 22.3% of segment sales. The improvement in operating income was due to strong volumes and favorable margins.

Engineered Infrastructure Products Segment (26% of 1st Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

First quarter sales were $223.7 million, a 10% increase over 2012. While total segment sales rose, the increase essentially reflects the addition of Locker Group and higher intercompany sales.

In North America, lighting and traffic products sales were similar to last year. Lighting and traffic product sales in Europe were below last year’s levels mostly due to continued economic weakness in the region.

Webforge engineered access systems, and highway products sales were comparable to last year in the Asia-Pacific region.

Wireless communication structures and components sales rose in North America and declined in China.

The current global lighting and traffic market environment remains under pressure as government spending is constrained by austerity measures. This leads to a highly competitive market and a weak pricing environment. Wireless communication product sales are currently benefitting from increased deployment of 4G technologies. Other businesses within Engineered Infrastructure Products participate in diverse markets and are supported at historic demand levels.

Valmont believes that investments in infrastructure are necessary to drive economic growth. With its diverse mix of Engineered Infrastructure Products, Valmont is well positioned to participate in economic development around the globe.

Despite mostly weak markets, the quality of earnings in this segment improved. Operating income was $12.7 million, or 5.7% of segment sales compared with last year’s 4.0%. This increase was primarily driven by improvements in North American wireless communication products, intercompany sales and a lower cost structure than last year.

Coatings Segment (10% of 1st Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $89.2 million were 8% higher than last year driven by the acquisition of Pure Metal. In the Asia-Pacific region, sales declined due to reduced volumes and a more competitive market environment in Australia.

Operating income declined 19% to $13.4 million, or 15.0% of segment sales due to the reduction in Australian volumes, integration costs tied to the Pure Metal acquisition and unfavorable factory productivity in certain galvanizing plants.

2013 Outlook:

“Our outlook for the Utility Support Structures Segment is improving for the year,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “As is always the case, Utility Support Structures operating margins may vary from quarter to quarter, depending on sales mix and the timing of shipments.

“In the Irrigation Segment, given the current backlog, we are expecting a strong second quarter. Second-half demand will largely be based on growing conditions, commodity prices and the expectations for farm income later in the year.

“In the Engineered Infrastructure Products Segment, we are moving into the seasonally stronger time of year. When combined with actions taken over the past few years to streamline costs, we expect improved sales and operating comparisons in the Engineered Infrastructure Products Segment for the rest of year.

“We expect Coatings Segment performance to improve over the balance of the year as we move to fully integrate the Pure Metal acquisition and expect improved demand in Australia.

“In summary, with the strong first quarter results, the continued strength in the utility markets and the anticipated improvement in Engineered Infrastructure Products, it should be possible for us to exceed our February guidance even if Irrigation results in the second half were below 2012’s record second half levels,” said Mr. Bay.

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Richard P. Heyse, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 98701424 or via the Internet at 8:00 a.m. CDT April 19, 2013, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 98701424 beginning April 19, 2013 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 26, 2013.

Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)
	First Quarter 13 Weeks Ended
	30-Mar-13	31-Mar-12
Net sales	$ 819,630	$ 717,350
Cost of sales	584,261	531,036
Gross profit	235,369	186,314
Selling, general and administrative expenses	117,179	103,496
Operating income	118,190	82,818
Other income (expense):
Interest expense	(8,190)	(7,807)
Interest income	1,353	2,078
Other	1,556	1,577
	(5,281)	(4,152)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	112,909	78,666
Income tax expense	34,973	27,766
Earnings before equity in earnings of
nonconsolidated subsidiaries	77,936	50,900
Equity in earnings of nonconsolidated subsidiaries	204	1,688
Net earnings	78,140	52,588
Less: Earnings attributable to non-controlling interests	(571)	(263)
Net earnings attributable to Valmont Industries, Inc.	$ 77,569	$ 52,325

Average shares outstanding (000's) - Basic	26,583	26,396
Earnings per share - Basic	$ 2.92	$ 1.98

Average shares outstanding (000's) - Diluted	26,859	26,678
Earnings per share - Diluted	$ 2.89	$ 1.96

Cash dividends per share	$ 0.225	$ 0.180

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)
	First Quarter 13 Weeks Ended
	30-Mar-13	31-Mar-12
Sales
Engineered Infrastructure Products	$ 223,670	$ 203,927
Utility Support Structures	239,638	191,232
Coatings	89,245	82,847
Irrigation	244,707	196,266
Other	77,869	86,063
Total	875,129	760,335

Intersegment sales
Engineered Infrastructure Products	(29,452)	(18,420)
Utility Support Structures	(411)	(1,980)
Coatings	(14,330)	(12,697)
Irrigation	-	(425)
Other	(11,306)	(9,463)
Total	(55,499)	(42,985)

Net sales
Engineered Infrastructure Products	194,218	185,507
Utility Support Structures	239,227	189,252
Coatings	74,915	70,150
Irrigation	244,707	195,841
Other	66,563	76,600
Total	$ 819,630	$ 717,350

Operating Income
Engineered Infrastructure Products	$ 12,734	$ 8,024
Utility Support Structures	46,155	25,104
Coatings	13,420	16,512
Irrigation	54,559	38,408
Other	10,787	11,411
Corporate	(19,465)	(16,641)
Total	$ 118,190	$ 82,818

Valmont has aggregated its business segments into four reportable segments as follows:

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	30-Mar-13	31-Mar-12
ASSETS
Current assets:
Cash and cash equivalents	$ 419,996	$ 339,568
Accounts receivable, net	503,933	450,280
Inventories	451,257	440,600
Prepaid expenses	33,555	27,881
Refundable and deferred income taxes	61,745	42,263
Total current assets	1,470,486	1,300,592
Property, plant and equipment, net	534,350	469,332
Goodwill and other assets	612,408	613,045
	$ 2,617,244	$ 2,382,969

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 189	$ 264
Notes payable to banks	13,324	12,293
Accounts payable	211,572	214,474
Accrued expenses	163,616	151,386
Income taxes payable	16,061	21,269
Dividend payable	6,020	4,778
Total current liabilities	410,782	404,464
Long-term debt, excluding current installments	472,249	474,015
Other long-term liabilities	270,288	223,487
Shareholders' equity	1,463,925	1,281,003
	$ 2,617,244	$ 2,382,969